EXHIBIT 3.2
THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933, NOR HAVE THEY BEEN REGISTERED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY OTHER JURISDICTION. THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACT AND LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS.
LIMITED LIABILITY COMPANY AGREEMENT
OF
COMMERCE STREET PANTHEON MORTGAGE ASSSET SECURITIZATIONS LLC
     This Limited Liability Company Agreement of COMMERCE STREET PANTHEON MORTGAGE ASSSET SECURITIZATIONS LLC, a Texas limited liability company, has been adopted as of the effective date set out below.
ARTICLE I.
DEFINITIONS AND EXHIBITS
          1.1 Definitions. For the purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
A.	Affiliate. Any person controlling, controlled by, or under common control with another person.

B.	Agreement. This Agreement including all amendments adopted in accordance with the Agreement and the Texas Law.

C.	Bonds. Bonds, notes or other obligations secured primarily by one or more types of Mortgage Collateral.

D.	Capital Account. The account maintained for a Member or assignee as provided in this Agreement.

E.	Capital Contribution. The total amount of cash, fair market value, asset basis or deemed value of property or services contributed to the capital of the Company by any Member (or the predecessor holders of the interests of such Member).

F.	Certificates. Beneficial interests in trusts formed to issue series of Bonds secured by Mortgage Collateral and in trusts the assets of which consist of certain Mortgage Collateral;

G.	Code. The Internal Revenue Code of 1986, as amended from time to time.

H.	Company. Commerce Street Pantheon Mortgage Assset Securitizations LLC, a limited liability company formed under the laws of the State of Texas, and any successor person.

I.	Event of Dissociation. As to all Members: when a Member makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy; is adjudged a bankrupt or insolvent or has entered against such Member an order for relief in any bankruptcy or insolvency proceeding; files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief; files an answer or other pleading failing to contest the material allegations in any bankruptcy or insolvency proceeding; or seeks or consents to the appointment of a receiver or trustee or liquidator of all or any part of the Member’s property. As to a Member who is a natural person, the Member’s death or adjudication of incompetency. As to a Member who is an entity, the termination, dissolution or cessation of business of the Member.

J.	Member. Commerce Street Holdings, LLC and each other Person admitted as a Member in the Company.

K.	Member Consent. The affirmative vote or written consent of Members holding seventy-five percent (75%) or more of outstanding Units. An assignee who is not admitted as a Member shall not have the right to participate in any Member Consent.

L.	Membership Interest. An equity owner’s (i) share of the Company’s net profits, net loss and distributions pursuant to this Agreement and the Texas Law; (ii) share in allocations of income, gain, loss, deduction, credit or similar items; (iii) Capital Account; and, (iv) in the case of Membership Interests owned by Members, the right to participate in the management or affairs of the Company as provided in this Agreement. A Membership Interest is expressed in Units.

M.	Mortgage Collateral. Shall include (i) loans or participations therein secured by mortgages, deeds of trust or similar liens on residential or commercial properties; (ii) loans or participations therein secured by security interests in or similar liens on shares issued by cooperative housing corporations and the related proprietary leases or occupancy agreements; (iii) conditional sales contracts or installment sales or loan agreements or participations therein secured by manufactured housing or other residential or commercial properties; (iv) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association; (v) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association; (vi) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation; (vii) mortgage pass-through certificates, collateralized mortgage obligations or other types of mortgage-related securities issued by any person or entity; and (viii) similar assets;

N.	Person. An individual, trust, estate, or any incorporated or unincorporated organization, including general or limited partnerships, limited liability companies, corporations, joint ventures and cooperatives, and all heirs, executors, administrators, legal representatives, successors and assigns of such person where permitted or required by the context.

O.	Proceeding. Any administrative, judicial, or other proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing. A proceeding shall also include any governmental or quasi-governmental process by which rights are granted, established or terminated.

P.	Regulation(s). The permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

Q.	Texas Law. The Texas Limited Liability Company Law and all amendments hereafter made to such law.

R.	Transfer. To sell, grant, assign, encumber, abandon, pledge or otherwise dispose of, or enter into an agreement to dispose of.

S.	Trust. Each trust formed to issue series of Bonds secured by Mortgage Collateral and each trust the assets of which consist of certain Mortgage Collateral, as to which Trust the Company is the depositor or grantor;

T.	Unrecovered Capital. The Capital Contributions contributed by each Member reduced by the cumulative distributions to such Member.
          1.2 Accounting Principles. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles applicable in the United States of America and applicable as at the date on which such calculation is made. Whenever any reports or financial statements are required to be prepared or provided under this Agreement, such reports or financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis from period to period. All books and records of the Company shall be maintained in accordance with generally accepted accounting principles, consistently applied.
          1.3 Fiscal Year. The fiscal year of the Company shall be the calendar year.
ARTICLE II.
COMPANY
          2.1 Name. The name of the Company is Commerce Street Pantheon Mortgage Assset Securitizations LLC.
          2.2 Principal Place of Business. The principal place of business of the Company is located at 1700 Pacific Avenue, Suite 2020, Dallas, Texas 75201. The Company may locate its places of business at any other place or places as the Managers may from time to time deem advisable.
          2.3 Registered Office and Registered Agent. The Company’s registered office shall be Corporation Trust Company, 350 North St. Paul, Suite 2900, Dallas, Texas 75201. The initial registered agent shall be the Corporation Trust Company. The registered office and registered agent may be changed from time to time pursuant to the Texas Law and the applicable rules promulgated thereunder.
          2.4 Term. The term of the Company shall commence on the date the Certificate of Formation was filed with the Secretary of State of Texas and shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Texas Law.
          2.5 Business of Company. The purpose for which the Company is organized is to engage in the following activities:
               (a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with Mortgage Collateral;
               (b) to authorize, issue, sell, deliver or otherwise deal with Bonds;
               (c) (i) to act as settlor or depositor of trusts formed to issue series of Bonds secured by Mortgage Collateral and to invest in or to sell Certificates in the same, and (ii) to act as settlor or depositor of trusts the assets of which consist of certain Mortgage Collateral and to sell Certificates in the same;
               (d) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the Company by any trustee under an indenture or pooling and servicing agreement entered into with the Company in connection with the issuance of the Bonds or Certificates;
               (e) to hold or invest cash balances on an interim basis in certain short-term investments, plus any investment income on such investments, with such investments to include any investments permitted under any indenture or pooling and servicing agreement pursuant to which Bonds or Certificates may be issued; and
               (f) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Texas which are incidental to the foregoing and necessary or convenient to accomplish the foregoing.
In furtherance thereof, the Company may exercise all powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Texas Law, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing. The Company shall not engage in any significant activity other than the purposes set out above, unless expressly approved by a Member Consent.

ARTICLE III.
ADMISSION OF MEMBERS AND AUTHORIZED UNITS
          3.1 Initial Members. The initial Members shall be those persons whose names are set out on Exhibit A. Each initial Member shall be allocated that number of initial Membership Units set out opposite their name. An initial Member that is an entity may change its name or jurisdiction of formation, or merge or consolidate with an Affiliate without the prior consent of the Managers or any Member, and shall not be required to comply with the provisions of Article X of this Agreement in connection with any such action.
          3.2 Admission of Members. The Managers may issue Units and admit persons as new or substitute Members at any time or from time to time upon such terms and for such consideration as the Managers shall determine in their discretion. The Company shall not have the authority to authorize or issue Units in excess of 10,000 without a Member Consent. No Member shall have any preferential or preemptive rights to acquire Units, Membership Interests or other debt or equity securities issued by the Company.
          3.3 Authorized And Issued Units.
               (a) Authorized Units. The aggregate number of authorized Units is 10,000 units of the same class.
               (b) Additional Classes of Units. The Company may, by a Member Consent, create additional authorized Units and/or classes or series of Membership Interests having such relative rights, powers and duties as the Company may establish, including rights, powers and duties senior to existing classes and series of Membership Interests.
               (c) Issued Units. Exhibit A attached hereto contains the name of each Member holding Units, the number of Units held by each Member, and the Capital Contribution made by each Member. The Units issued to Members are not required to be proportionate to their respective Capital Contributions. Exhibit A shall be deemed automatically amended from time to time, and the Managers shall prepare an amended Exhibit A, to reflect the issuance of additional Units upon the payment of any Capital Contribution, or to reflect any change in the Members.
ARTICLE IV.
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
          4.1 Capital Contribution of Initial Members. The Initial Member shall make the Capital Contribution set out on Exhibit A, which may be in the form of services rendered to the Company.
          4.2 Capital Contributions of Subsequent Members. Each Person subsequently admitted as a Member shall make an initial Capital Contribution in an amount, and in cash or other property or services, as agreed between the Managers and such Person.
          4.3 Additional Capital Contributions. No Member shall be required to make any Capital Contributions in excess of its initial Capital Contribution. To the extent approved by the Managers, from time to time, one or more Members may be permitted to make additional Capital Contributions if and to the extent such Members so desire, and if the Managers determine that such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including without limitation, expansion or diversification). In such event, the Managers may, but are not required to, offer the other Members, or any class of Members, the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their Units held prior to the additional Capital Contributions.
          4.4 Capital Account Maintenance. An individual Capital Account shall be established and maintained by the Company for each Member in accordance with the applicable provisions of the Code, including Regulation §1.704-1(b)(2)(iv). The Managers are authorized to modify the manner in which the capital accounts are maintained if the Managers determine that such modification (a) is required or prudent to comply with the Code or Regulations and (b) is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.
          4.5 No Withdrawal of Capital Contributions. Except upon dissolution and liquidation of the Company, no Member shall have the right to withdraw his or its Capital Contributions. Except upon dissolution and liquidation of the Company, there is no agreement for, nor time set for, return of any Capital Contribution of any Member.
          4.6 No Right of Partition. Each Member expressly waives any right such Member might have to cause a partition or other distribution of property to him except as otherwise expressly set forth in this Agreement.
ARTICLE V.
RIGHTS AND DUTIES OF MANAGERS
          5.1 Management. The Managers shall manage the business and affairs of the Company. The Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, in their sole discretion. At any time when there is more than one Manager, all decisions and actions of the Managers shall require the affirmative consent of a majority of the Managers voting per capita, or the unanimous consent of the Managers if there are two Managers.
          5.2 Number, Tenure and Qualifications. The Company is to be managed by one or more managers. The Company shall have three initial managers until the number of managers is changed as provided in this Agreement. The names and addresses of such initial managers are James B. Gardner, 1700 Pacific Avenue, Suite 2020, Dallas, Texas 75201; G. Nolan Smith, 1700 Pacific Avenue, Suite 2020, Dallas, Texas 75201; and Jacob W. Thompson, 1700 Pacific Avenue, Suite 2020, Dallas, Texas 75201.
          5.3 Certain Powers of Managers. Without limiting the generality of Section 5.1, the Managers shall have the responsibility to do or cause to be done if necessary or appropriate each of the following on behalf of the Company:
               (a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with Mortgage Collateral;
               (b) to authorize, issue, sell, deliver or otherwise deal with Bonds;
               (c) (i) to act as settlor or depositor of trusts formed to issue series of Bonds secured by Mortgage Collateral and to invest in or to sell Certificates in the same, and (ii) to act as settlor or depositor of trusts the assets of which consist of certain Mortgage Collateral and to sell Certificates in the same;
               (d) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the Company by any trustee under an indenture or pooling and servicing agreement entered into with the Company in connection with the issuance of the Bonds or Certificates;
               (e) to hold or invest cash balances on an interim basis in certain short-term investments, plus any investment income on such investments, with such investments to include any investments permitted under any indenture or pooling and servicing agreement pursuant to which Bonds or Certificates may be issued;
               (f) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Texas which are incidental to the foregoing and necessary or convenient to accomplish the foregoing.
               (g) To acquire, lease, sell, hold or dispose of any assets or investments in the name or for the account of the Company or enter into any contract or endorsement in the name or for the account of the Company with respect to any such assets or investments or in any other manner bind the Company to acquire, lease, sell, hold or dispose of any such assets or investments on such terms as the Managers shall determine and to otherwise deal in any manner with the assets of the Company in accordance with the purposes of the Company;
               (h) To borrow money on behalf of the Company, or enter into transactions having a similar leveraging effect on behalf of the Company, from any source or with any party, upon such terms and conditions as the Managers may deem advisable and proper, execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness and secure the payment thereof by mortgage, pledge or assignment of or security interest in all or any part of property then owned or thereafter acquired by the Company, and refinance, recast, modify or extend any of the obligations of the Company and the instruments securing those obligations;
               (i) To request additional Capital Contributions;
               (j) To open, maintain and close accounts with securities broker/dealers, banks, commodities dealers and others, and issue all instructions and authorizations regarding the purchase and sale or entering into, as the case may be, of assets, instruments or agreements consistent with the objectives and purposes of the Company, and to open, maintain and close checking accounts and authorize checks or other orders for the payment of monies;
               (k) To exercise or fail to exercise or waive, on behalf of the Company, in such manner as the Managers in their sole judgment deem appropriate, all voting and other rights, elections and options granted or imposed by any lease or other agreement;
               (l) To arrange for any applicable insurance or guarantee regarding assets or operations for the benefit of the Company or any Trust in accordance with industry practice;
               (m) To control any matters affecting the rights and obligations of the Company, including instituting or defending litigation and settling claims or litigation, and in connection with such activities, employ attorneys or other professionals to advise and otherwise represent the Company;
               (n) To collect any sums due the Company or exercise any right to demand payment of all or any part of any investment, provided that a Member may request, but not require, any exercise of such right;
               (o) To execute, on behalf of the Company, any contracts between the Company and any Person (including any Affiliate of any Manager), providing administration, due diligence, accounting or other professional services, monitoring or consulting services or any other services on such terms and for such consideration as determined by the Managers in their sole discretion;
               (p) To make such elections under the Code and other relevant tax laws as to the treatment of items of Company income, gain, loss, deduction and credit, and as to all other relevant matters, as may be provided herein or as the Managers deem necessary or appropriate; including, without limitation, elections referred to in Section 754 of the Code, determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Company; and
               (q) To incur all costs and make all expenditures in any way related to any of the foregoing.
          Unless authorized to do so by the Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any pecuniary purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence.
          5.4 Liability for Certain Acts. No Manager has guaranteed or shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Notwithstanding any provision of the Texas Law, no Manager or officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from willful or intentional misconduct or knowing violation of law or a transaction for which such Manager or officer received a personal benefit in violation or breach of this Agreement. Each Manager and officer shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented by: (i) any one or more Members, officers or employees of the Company whom the Manager or officer reasonably believes to be reliable and competent in the matter presented, (ii) legal counsel, public accountants, or other persons as to matters the Manager or officer reasonably believes are within the person’s professional or expert competence, or (iii) a committee of Members of which he or she is not a member if the Manager or officer reasonably believes the committee merits confidence.
          5.5 Indemnity of Persons. The Company shall have the power, right and obligation to indemnify Persons as set out here.
               (a) The Company shall indemnify any Person who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending or completed Proceeding (whether or not by or in the right of the Company) by reason of the fact that the Person is or was a Manager or officer of the Company, against expenses (including attorneys fees, accountants fees, and expenses of investigation), judgments, fines and amounts paid in settlement incurred by such Person, except expenses and losses arising out of willful or intentional misconduct or a knowing violation of law by such Person or a transaction in which such Person received a personal benefit in violation or breach of this Agreement. The Company shall advance expenses to any current or former Manager or officer at such times and in such amounts as shall be requested by such Person. The Company shall have the power to indemnify any Person who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending or completed Proceeding (whether or not by or in the right of the Company) by reason of the fact that the Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, trustee, general partner, employee or agent of another Person, against expenses (including attorneys fees, accountants fees, and expenses of investigation), judgments, fines and amounts paid in settlement incurred by the Person in connection with such Proceeding, upon the determination by the Managers that indemnification is appropriate and subject to such terms and conditions or undertakings as the Managers in their discretion shall impose. The Company may advance expenses to any such Person at such times and in such amounts as shall be requested by such Person and approved by the Managers in their discretion. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that indemnification or the advancement of expenses by the Company was not appropriate or breached any law or constituted a breach of any duty by any Person.
          (b) If a Person has been successful on the merits or otherwise as a party to any Proceeding, or with respect to any claim, issue or matter therein (to the extent that a portion of the expenses can be reasonably allocated thereto), the Person shall be indemnified against allocated expenses (including attorneys fees, accountants fees and expenses of investigation) actually and reasonably incurred by the Person in connection with the successful defense.
          (c) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement or action of the Company, and shall continue as to a person who has ceased to be a Manager, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          (d) The Company may purchase and maintain directors and officers’ liability insurance or errors and omissions insurance or similar insurance on behalf of any Person, whether or not the Company would have the power to indemnify such Person under the provisions of this Agreement.
          5.7 Resignation and Removal. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager as a Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member or an Event of Dissociation as to the Manager. All or any lesser number of Managers may be removed at any time, with or without cause, by Member Consent. The removal of a Manager as a Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal by such Manager as a Member or an Event of

Dissociation as to such Manager.
     5.8 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by Member Consent. Any Manager position to be filled by reason of an increase in the number of Managers shall be filled by Member Consent.
     5.9 Managers’ Fee. The Managers may be paid a reasonable fee or other compensation for acting as Managers, in such amounts and at such times as determined by the Members.
     5.10 Board of Directors. The Managers may be referred to as the Board of Directors, and each Manager may be referred to as a Director. The Board of Directors shall have powers analogous to a board of directors of a business corporation; provided that neither the Board of Directors, nor any Director, shall be deemed to have the duties of loyalty and due care or any other similar duties except as such duties are expressly provided for in this Agreement.
     5.11. Officers. The Managers shall appoint officers of the Company from time to time, as provided by this Section. The officers shall exercise such powers and have such duties as are set out in this Agreement and such further powers and duties as shall be determined by the Managers from time to time.
     (a) Officers. The officers of the Company shall consist of a President, a Secretary and a Chief Financial Officer. The Managers may appoint such other officers and agents, with such titles and designations as they shall deem necessary or appropriate, including Assistant Secretaries, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Managers. Any two or more offices may be held by the same person.
     (b) Resignation; Removal. Any officer or agent elected or appointed by the Managers may be removed with or without cause by the Managers whenever, in their judgment, the best interests of the Company shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     (c) Salaries. The salaries of all officers and agents of the Company shall be fixed by the Managers or pursuant to their direction; and no officer shall be prevented from receiving such salary by reason of his also being a Manager of the Company.
     (d) Execution of Instruments. The President and the Secretary each shall have authority to sign any deeds, bonds, mortgages, guarantees, indemnities, contracts, checks, notes, drafts and other categories of instruments not inconsistent with this Agreement, any action of the Managers or any Company policy or procedure.
     (e) President. The President shall supervise and control the business operations of the Company subject to the direction of the Managers. He shall keep the Managers fully informed and shall consult with them concerning the business of the Company. He shall perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the Managers.
     (f) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and, unless the Managers shall so designate another officer, shall also be the principal accounting officer of the Company. The Chief Financial Officer shall supervise and control the keeping and maintaining of proper and correct accounts of the Company’s assets, liabilities, receipts, disbursements, gains, losses, capital accounts, membership interests, properties and business transactions, as well as all funds, securities, evidences of indebtedness and other valuable documents of the Company. He shall keep the President fully informed and shall consult with him concerning financial matters affecting the Company and shall render such reports to the President or Managers as they may request. He shall perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the President or the Managers.

     (g) Secretary. The Secretary shall attend, and record and have custody of, the minutes of the meetings of the members, the Managers and committees of managers or officers; see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; be custodian of the Company records and of the seal of the Company; and, in general, perform all duties normally incident to such office and such other duties as may be prescribed from time to time by the President or the Managers.
ARTICLE VI.
RIGHTS AND OBLIGATIONS OF MEMBERS
     6.1 Limitation on Liability. The liability of each Manager and Member shall be limited as set forth in the Texas Law and this Agreement. No Member shall have any personal liability for any debts or losses of the Company, by virtue of its status as a Member, but may, by written agreement, agree to be obligated personally for any or all debts, obligations and liabilities of the Company.
     6.2 Participation In Management. No Member shall have any right to participate in the management of the Company, or to act for or bind the Company, solely by virtue of its status as a Member of the Company.
     6.3 Voting Rights. The Members shall have only those voting rights specifically provided by this Agreement. The Members shall have the right, by Member Consent, to remove any Manager. The Members shall have the right, by Member Consent, to approve, (i) the creation of additional Units or of any other class or series of Membership Interests, (ii) any amendment to this Agreement other than amendments regarding allocations which the Managers are authorized to make, (iii) any sale, exchange or other disposition of all, or substantially all, of the Company’s assets which is to occur as part of a single transaction or plan, or (iv) the conversion of the Company into another form of entity or the merger or consolidation of the Company whether or not the Company is the surviving entity.
     6.4 Disassociation of Member. A Member who is subject to an Event of Disassociation shall cease to be a Member as of the date of the Event of Disassociation and shall thereafter have the rights of an assignee of a Membership Interest who is not admitted as a Member.
     6.5 Right to Withdraw. Any Member may withdraw from the Company by voluntary action at any time without the consent of any other Member, by written notice to the Managers, and upon the date such notice is received by the Managers shall cease to be a Member and shall have the rights of an assignee which is not a Member.
ARTICLE VII.
MEETINGS OF MEMBERS
     7.1 Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Managers or by any Member holding ten percent (10%) or more of the outstanding Units.
     7.2 Place of Meetings. Any meeting shall be held at the principal executive office of the Company in Dallas, Texas, or at such other place as the Person calling the meeting and the Managers shall agree.
     7.3 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than fifty (50) days before the date of the meeting, as provided in Article 12. Notice provided in accordance with this Section shall be effective notwithstanding anything in the Texas Law to the contrary.
     7.4 Meeting of Members. If all of the Members entitled to vote on a matter presented at such meeting shall meet at any time and place, either within or outside of the State of Texas, and consent in writing to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any action permitted under this Agreement may be taken.

     7.5 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to execute a Member Consent, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed, the date on which the consent is first executed, or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.
     7.6 Quorum. Members sufficient to constitute a Member Consent represented in person or by proxy shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice, however, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Members holding Units whose absence would cause less than a quorum to be present.
     7.7 Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy (and the designation of an attorney-in-fact authorized to execute a proxy) shall be delivered to the Company prior to the start of any meeting at which the proxy is to be exercised, or at the time a written consent is delivered to the Company.
     7.8 Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members entitled to vote and who constitute a Member Consent. Action taken under this section is effective when sufficient Members required to approve such action have signed the consent and delivered the consent to a Manager or registered agent of the Company, or at any later effective date specified in the consent. Notice of such consent shall be given promptly to all Members. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.
     7.9 Waiver of Notice. When any notice is required to be given to any Person, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
     7.10 Meeting by Telephone: Action by Consent. In lieu of any procedures contained in the Texas Law, Members entitled to vote at a meeting may also meet by conference telephone call if all such Members can hear one another on such call and the requisite notice is given or waived.
ARTICLE VIII.
ALLOCATIONS AND DISTRIBUTIONS TO MEMBERS
     8.1 Allocation of Profits and Losses. Except as otherwise provided in this Article Eight, all items of income, gain, loss, deduction or credit of the Company shall be allocated and charged to the Capital Accounts of the Members in the proportion that the number of Units held by each Member bears to the total number of Units issued and outstanding.
     8.2 Special Allocations of Profits and Losses. The Managers shall have the discretion to allocate and reallocate items of profit and loss so as to conform each Member’s Capital Account to such Member’s rights to distributions, insofar as reasonably possible. The allocation provisions herein are intended to comply with applicable provisions of the Code, including Regulations promulgated under Section 704 of the Code, and successor statutes and Regulations thereof, and shall be interpreted and applied in a manner consistent with the Code and Regulations. The Company shall make special allocations of specific items of income, gain, loss, deduction or credit from time to time as required by or appropriate under the Code or as deemed necessary or advisable by the Managers.
     8.3 Allocation in the Event of Transfer. If a Membership Interest is transferred in accordance with the provisions of this Agreement there shall be allocated to each Member who held the transferred interest during the fiscal year of transfer the product of (a) the Company’s profit and loss allocable to such transferred interest for such fiscal year, and (b) a fraction the numerator of which is the number of days such Member held the transferred interest during such fiscal year and the denominator of which is the total number of days in such fiscal year; provided, however, that the Managers may in their discretion allocate such profit and loss by closing the books of the Company immediately after the transfer of an interest or by any other reasonable method permitted by Section 706 of the Code. Such allocation shall be made without regard to the date, amount, or recipient of such transferred interest.
     8.4 Regulatory Allocations.
     (a) If there is a net decrease in partnership minimum gain (as defined in Regulations Section 1.704-2(d)) during any Company taxable year, certain items of income and gain shall be allocated (on a gross basis) to the Members in the amounts and manner described in Regulations Section 1.704-2(f). This Section 8.4(a) is intended to comply with the minimum gain chargeback requirement [set forth in Regulations Section 1.704-2(f)] relating to partnership nonrecourse liabilities [as defined in Regulations Section 1.704-2(b)(3)] and this provision shall be interpreted and implemented in accordance with such Regulation.
     (b) If there is a net decrease in minimum gain attributable to a partner nonrecourse debt (determined pursuant to Regulations Section 1.704-2(i)) during any Company taxable year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Members who had a share of the minimum gain attributable to the partner nonrecourse debt (determined pursuant to Regulations Section 1.704-2(i)(5)) in the amounts and manner described in Regulations Section 1.704-2(i)(4)). This Section 8.4(b) is intended to comply with the minimum gain chargeback requirement [set forth in Regulations Section 1.704-2(i)(4)) relating to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)] and this provision shall be interpreted and implemented in accordance with such Regulation.
     (c) If, after applying Sections 8.4(a) and (b), any Member has an adjusted capital account deficit, items of Company income and gain shall be specially allocated (on a gross basis) to each such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit of such Member as quickly as possible. It is intended that this Section 8.4(c) constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and this provision shall be interpreted and implemented in accordance with such Regulation.
     (d) Member nonrecourse deductions [determined pursuant to Regulations Section 1.704-12(i)(2)] shall be allocated pursuant to Regulations Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to such deductions.
     8.5 Curative Allocations. The allocations set forth in Section 8.4 are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Agreement, such allocations shall be taken into account in allocating profits and losses and items of Company income, gain, loss and deductions to the Members so that, to the extent possible, the net amount of such allocations of profits and losses and other items and those allocations to each Member in the current and future periods shall be equal to the net amount of items that would have been allocated to each such Member if the allocations in Section 8.4 had not occurred.
     8.6 Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the IRS not to be a guaranteed payment under Code Section707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

     8.7 Unrealized Receivables. If a Member’s Units are reduced (provided the reduction does not result in a complete termination of the Member’s Interest), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of the Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the profits otherwise allocable upon a liquidation or dissolution of the Company that is taxable as ordinary income for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deduction (or basis reductions treated as deductions) giving rise to such recapture income. Any questions as to the aforesaid allocation of ordinary income, to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Mangers, in their absolute discretion.
     8.8 Contributed Property. Net income or net loss with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its value at the time of the contribution of such property to the Company in accordance with Code Section 704(c).
     8.9 Company Withholding. Should the Company be required, pursuant to the Code, the laws of any state or any other provision of law, to withhold any amount from amounts otherwise distributable to any Member or on the basis of income allocable to any Member, the Company shall withhold those amounts, and any amounts so withheld shall be deemed to have been distributed to that Member under this Agreement. If any sums are withheld pursuant to this provision, the Company shall remit the sums so withheld to, and file the required forms with, the Internal Revenue Service, or the appropriate authority of any such state or other applicable government agency. In the event of any claimed over-withholding, a Member shall be limited to an action against the Internal Revenue Service, or the appropriate authority of any such state or other applicable government agency for refund, and each Member hereby waives any claim or right of action against the Company on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to a Member, the excess withholding shall constitute a loan from the Company to such Member, and the Member shall pay such amount to the Company within ten (10) business days after notice from the Company. If the loan is not paid within that time, such failure shall constitute a default by that Member, and the Member shall be liable for interest on the amount of such loan from the date of notice until paid at an annual rate equal to the lesser of eighteen percent (18%) or the highest rate permitted by law. This loan shall be repaid in full within ten (10) business days after demand (and for this purpose any Member other than the Member on whose account such loan was made may unilaterally make such demand for and on behalf of the Company), and if no demand is made or the loan is not repaid, the loan shall be repaid, without prejudice to any other remedies at law or in equity that the Company may have, out of distributions to which the debtor Member would otherwise subsequently be entitled under this Agreement.
     8.10 Distribution in Kind. If the Managers (or any Person acting as liquidator) determine(s) that a portion of the Company’s assets should be distributed in kind to the Members, an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of distribution shall be obtained. Any unrealized gain or loss and any unallocated appreciation or depreciation with respect to any asset to be distributed in kind shall be allocated among the Members in accordance with the provisions of Article VIII (assuming that the assets were sold for the appraised value) and taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of the distribution. Distribution of any such asset in kind to a Member shall be considered a distribution of an amount equal to the asset’s fair market value for purposes of Sections 8.12 and 11.3.
     8.11 No Liability for Distributions. Upon any distribution made in good faith, the Managers shall incur no liability even though such distribution results in the Company retaining insufficient funds for the operation of its business, which insufficiency results in loss to the Company or necessitates requesting any additional capital contributions from the Members or the borrowing of funds by the Company.
     8.12 Distributions. As soon as practical after the end of each calendar quarter, the Company shall endeavor to make a distribution to each Member calculated at the highest marginal tax rate for corporations on the amount of the net positive allocations to such Member’s Capital Account during such calendar quarter. The Managers shall determine on a quarterly basis whether any cash is available for any other distribution. The Managers are not required to make distributions, and are specifically authorized to retain cash for reinvestment, to repay loans or for any other reserves or contingencies determined by the Managers in their sole discretion. Distributions to the Members shall be distributed in the proportion that the number of Units held by each Member bears to the total number of Units issued and outstanding, except any distribution to the Members pursuant to Section 11.3 upon dissolution of the Company.
     8.13 Expenses. The Managers shall charge the Company for all reasonable out-of-pocket expenses incurred by any Manager or its Affiliates in connection with the Company’s business and the organization of the Company (including, without prejudice to generality, organizational expenses consisting of legal and accounting fees). The Company shall pay all expenses of the Company including, without prejudice to generality: (i) all salaries, compensation and fringe benefits of personnel employed by the Company and involved in the Company business, including personnel who may also be managers, officers or employees of any Manager or its Affiliates; (ii) all costs of borrowed money and all taxes applicable to the Company; (iii) all legal, audit, accounting, consulting and brokerage fees; (iv) all expenses and taxes incurred in the distribution, transfer and recording of documents evidencing ownership of an interest in the Company; and (v) all expenses for the operation of the Company and the conduct of its business. The Company shall reimburse any Manager or Affiliates for the actual cost of all goods and materials used for or by the Company. The Company shall pay or reimburse any Manager or Affiliates for organizational expenses incurred to form the Company (including, without prejudice to generality, legal and accounting fees). Any Manager may allocate to the Company, on any basis selected by such Manager in good faith which is consistent with good accounting practice, a portion of any and all expenses (including, without prejudice to generality, salaries, compensation and fringe benefits, and special and administrative expenses), incurred by such Manager or its Affiliates for the mutual benefit of the Company and other persons.
     8.15 Compensatory Membership Interests. The Company may issue compensatory non-vested Membership Interests. The holder of a non-vested Membership Interest may receive allocations with respect to a Membership Interest that is subject to forfeiture. The Company will make forfeiture allocations in the event that an interest for which a Code Section 83(b) election is made is later forfeited. Forfeiture allocations are allocations in the year of forfeiture that offset prior distributions and allocations of Company items with respect to the forfeited Membership Interest. All material allocations and Capital Account adjustments under this Agreement not pertaining to substantially non-vested Membership Interests for which a Code Section 83(b) election has been made will be recognized under Code Section 704(b). The Company is authorized and directed to make any safe harbor elections under Code Section 83(b) in connection with the issuance of any compensatory Membership Interest, and upon such election, each Member shall be bound by the requirements of such elections.
ARTICLE IX.
BOOKS AND RECORDS
     9.1 Fiscal Year. The Company’s fiscal year shall be the calendar year.
     9.2 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the following records:
(a)	A current list of the full name and last known address of each Member, and his/her Capital Contributions and Units;

(b)	Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

(c)	A copy of the Certificate of Formation of the Company and all amendments thereto;

(d)	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(e)	Copies of this Agreement, together with any amendments thereto;

(f)	Copies of any financial statements of the Company for the three most recent years.

     9.3 Examination of Books and Records. The books and records shall at all times be maintained at the principal office of the Company, and shall be open to the reasonable inspection and examination of the Members, or their assignees, or their duly authorized representatives, during reasonable business hours. Any such person desiring to inspect and examine such records shall make a written request to the Company a reasonable time in advance of any time requested for such inspection. If such inspection may include access to confidential information of the Company or other Members, the Company may require the person requesting the inspection to execute an agreement to keep such information confidential and not to use such information other than for legitimate purposes in connection with the ownership or management of the Company. Any Member may, at its own expense, audit the books and records of the Company including procuring audited financial statements. The Company shall fully cooperate with any accountants appointed by the Member to conduct such audit.
     9.4 Tax Returns. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year.
ARTICLE X.
TRANSFERABILITY
     10.1 General. A Membership Interest, and any interest in a Membership Interest, may not be Transferred, voluntarily or involuntarily (including by operation of law or otherwise), except in accordance with the provisions of this section. Any attempt to Transfer any interest in a Membership Interest in violation of this Agreement or any applicable state or federal law shall be void and of no effect, except that any Transfer by operation of law shall result in the transferee having the rights of an assignee who has not been admitted as a Member, as to allocations and distributions, but not the rights of a Member under this Agreement. A Member shall obtain the prior written consent of the Managers for any Transfer other than a Transfer by operation of law.
     10.2 Membership Interests are Restricted Securities. Membership Interests have not been registered under the Securities Act of 1933 as amended or under the securities laws of any state, and may not be Transferred unless and until registered under the Securities Act and any applicable state securities law or, in the opinion of counsel in form and substance satisfactory to the Company, such Transfer is in compliance therewith.
     10.3 Restrictions on Transfers. The Managers may withhold consent to any Transfer to any Person which does not provide appropriate identifying information regarding itself or any control Person or other information required by the Managers to comply with any currency transaction laws, financial privacy laws, anti-money laundering laws or similar laws.
     Membership Interests may not be Transferred unless the Company has received an opinion of counsel in form and substance satisfactory to the Company that such transaction would not result in the Company being considered terminated under the Code and Regulations. No Transfer shall be made which, in the opinion of counsel to the Company, would result in materially adverse tax consequences to the Company or the Members. No Transfer shall be made which, in the opinion of counsel to the Company, would result in the assets of the Company being considered plan assets for purposes of the Employee Retirement Income Security Act of 1974. The transferee shall provide its taxpayer identification number, passport and related information of any natural Person transferee or control Person of any transferee, and any other information reasonably necessary to permit the Company to file required tax returns, to the Managers.
     10.4 Consent Required for Substitution of New Member. Subject to the preceding provisions of this Article X, an assignee of any Membership Interest may become a Member only upon (i) execution and delivery by the assignee of a written acceptance and adoption of this Agreement, as the same may be amended, together with such other documents, if any, as the Managers may require; (ii) the payment to the Company by the Member assigning his or her Membership Interest of all reasonable expenses incurred by the Company in connection with such assignment; and (iii) the written consent of the Managers, which consent may be given or denied in the absolute discretion of each Manager. Upon such execution and consent, when applicable, but not otherwise, the assignee shall, with respect to the Membership Interest assigned, be admitted to the Company and become a substituted Member therein. This Article X shall not apply to initial admission of Members pursuant to Article III of this Agreement or to transfers of Membership Interests between existing Members of the Company.
ARTICLE XI.
DISSOLUTION AND TERMINATION
     11.1 Dissolution. The Company shall only be dissolved upon the earlier of:
      (a) Member Consent; or
          (b) ninety (90) days after the complete liquidation and distribution of the assets of the Company, unless the Members determine to continue the Company by a Member Consent.
     11.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Texas Law.
     11.3 Distribution Upon Dissolution. In the event of dissolution as provided in Section 11.1 above, and if there has been no determination to continue the Company as provided for in this Agreement, the assets of the Company shall be paid and distributed in the following order:
          (a) All of the Company’s debts and liabilities to persons other than Members, but excluding secured creditors whose obligations will be assumed or otherwise transferred upon the liquidation of Company assets, shall be paid and discharged and any reserve deemed necessary by the Managers for the payment of such debts shall be set aside;
     (b) All of the Company’s debts and liabilities to Members shall then be paid and discharged; and
     (c) The balance of the assets of the Company shall then be distributed to the Members in the following order:
     (1) first, to the Members in the proportion that the Capital Account of each bears to the Capital Accounts of all Members until the Capital Account of each Member has been reduced to zero; and
     (2) second, to the Members in the proportion the number of Units owned by each bears to all Units outstanding.
     11.4 Distribution in Kind. If the Managers (or other Person acting as liquidator) determine(s) that a portion of the Company’s assets should be distributed in kind to the Members, an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation shall be obtained. Any unrealized appreciation or depreciation with respect to any asset to be distributed in kind shall be allocated among the Members (in accordance with the provisions of Article VIII, and assuming that the assets were sold for the appraised value) and taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of final liquidation. Distribution of any such asset in kind to a Member shall be considered a distribution of an amount equal to the asset’s fair market value for purposes of Section 11.3.
     11.5 No Liability for Distributions. Upon any such liquidating distribution made in good faith, the Managers shall incur no liability even though such distribution results in the Company retaining insufficient funds for the winding up of its business, which insufficiency results in loss to the Company or necessitates requesting any additional capital contributions from the Members or the borrowing of funds by the Company.
     11.6 Termination. Upon the completion of the distribution of Company assets as provided in this

Article 11, the existence of the Company shall be terminated.
     11.7 Certificate of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Members, a certificate evidencing such termination may be executed and filed with the Secretary of State of Texas in accordance with the Texas Law.
     11.8 Return of Contribution Nonrecourse to Other Members. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions or payment of its Capital Account, and shall be entitled only to (i) a cash distribution or (ii) a distribution in kind of the Company’s assets made in accordance with Section 11.4 hereof, unless otherwise determined by the Managers. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Account of one or more Members, including, without limitation, all or any part of that Capital Account attributable to Capital Contributions, then such Member or Members shall have no recourse against the Managers or any other Member.
ARTICLE XII.
GENERAL PROVISIONS
     12.1 Application of Texas Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the Texas Law.
     12.2 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.
     12.3 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
     12.4 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.5 Waivers. No waiver of, or failure to object to any breach of, or failure to perform, the terms of this Agreement shall constitute a waiver of any other or further breach of, or failure to perform, the terms of this Agreement. Any waiver must be in writing signed by the party alleged to have granted a waiver.
     12.6 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use that right or remedy again or to use any or all other rights or remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
     12.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.
     12.8 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any Person not a party hereto.
     12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     12.10 Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Managers in their discretion. The provisions on limitations of liability of the Managers and indemnification set forth in Article V hereof shall be fully applicable to each Manager in its capacity as tax partner.
     12.11 Notice. Any notice or document sent to or by the Company or any Manager or Member may be sent by hand delivery or by facsimile providing confirmation of receipt or by Federal Express or similar courier delivery or by U. S. Postal Service certified mail, return receipt requested, to the party entitled to receive such notice or other document at the address provided herein for the Company for any notice to the Company or any Manager and at the address provided to the Company by any Member as set out on Exhibit A for any notice to such Member, or any such other address as such Person may request in a written notice made in compliance herewith. Such notice or document will be deemed received on the earlier of the date actually received, if sent by hand delivery, confirmed facsimile or courier delivery, or three (3) business days after it is deposited in the U.S. mail properly addressed and sent by certified mail, return receipt requested.
     12.12 Certification of Non-Foreign Status. In order to comply with § 1445 of the Code, in the event of the disposition by the Company of a United States real property interest as defined in the Code, each Member shall provide to the Company an affidavit stating, under penalties of perjury, (i) the Member’s address, (ii) the Member’s United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Managers to withhold ten percent (10%) of each such Member’s distributive share of the amount realized by the Company on the disposition and to pay any withholding to the Internal Revenue Service.
     12.13 Amendments to the Agreement. The Agreement may be amended as provided in Section 6.3. Notwithstanding the foregoing, any amendment to this Agreement that (i) materially increases any liability of a Member or assignee to the Company or its Members, or adversely affects the limitation of the liability of a Member or assignee with respect to the Company, or (ii) materially changes the allocations or distributions pursuant to Article VIII hereunder, shall require the consent of each affected Person.
     12.14 Invalidity. The invalidity or inability to enforce any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Texas Law, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.
     12.15 Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in Dallas, Dallas County, Texas, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees.
     12.16 Determination of Matters Not Provided For In This Agreement. The Managers shall decide any and all questions arising with respect to the Company and this Agreement that are not specifically or expressly provided for in this Agreement.
     12.17 Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.
     12.18 No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Texas Law, and expressly disavow any intention to form a partnership under the Texas Business Organizations Code or the partnership act or laws of any other state. The Members do not intend to be partners or joint venturers one to another or partners or joint venturers as to any third party by virtue of this Agreement or the formation or operation of the Company. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     12.19 Time. Time is of the essence of this Agreement, and to any payments, allocations and distributions provided for under this Agreement.
     The undersigned have executed this Agreement effective as of (although not necessarily signed on) February 23, 2009 (the Effective Date).

MEMBER:

ADDRESS FOR NOTICE:		Commerce Street Holdings, LLC

1700 Pacific Avenue

Suite 2020

Dallas, Texas 75201	By:	/s/ James B. Gardner

James B. Gardner, Manager

MANAGERS:

/s/ James B. Gardner

James B. Gardner

/s/ G. Nolan Smith

G. Nolan Smith

/s/ Jacob W. Thompson

Jacob W. Thompson

COMMERCE STREET PANTHEON MORTGAGE ASSSET SECURITIZATIONS LLC
EXHIBIT A
Effective March 9, 2009
MEMBERS:

	Number of	Percentage of Units	Percentage of Units	Capital
Name and Address	Units Owned	Authorized (1)	Outstanding (2)	Contributions (3)
Commerce Street Holdings, LLC	1,000	10%	100%	$1,000
1700 Pacific Avenue Suite 2020 Dallas, Texas 75201

(1)	The Percentage of Units Authorized represents the number of Units owned by the Member divided by the total number of Units authorized (10,000).

(2)	The Percentage of Units Outstanding represents the number of Units owned by the Member divided by the total number of Units authorized and outstanding as of any effective date of this Exhibit or any amendment to this Exhibit.

(3)	Contributions may take the form of services rendered in the formation of the Company.